Exhibit 32.1
CERTIFICATIONS

Orson Oliver and Alan Schroering, being the Interim Chief Executive Officer and Interim President and VP of Finance and Interim Chief Financial Officer, respectively, of Industrial Services of America, Inc., hereby certify as of this 19th day of August, 2013, that the Form 10-Q for the quarter ended June 30, 2013, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in the Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Industrial Services of America, Inc.

/s/ Orson Oliver
Orson Oliver, Interim Chief Executive Officer and Interim President
(principal executive officer)

/s/ Alan Schroering
Alan Schroering, VP of Finance and Interim Chief Financial Officer
(principal financial officer)